                                                                    Exhibit 10.4

                           [Pursuant to Rule 24b-2, certain information has been
                              deleted and filed separately with the Commission.]


                               SUPPLY AGREEMENT

     This Supply Agreement (the "Agreement"), is made as of October 1, 2000, among Urologix, Inc., a Minnesota corporation ("Urologix"), and EDAP TMS S.A., a French corporation ("EDAP"), Technomed Medical Systems S.A., a French corporation ("French Subsidiary") and EDAP Technomed, Inc., a Delaware corporation ("U.S. Subsidiary").

                                  BACKGROUND
                                  ----------

     Urologix, EDAP, French Subsidiary and U.S. Subsidiary have entered into an Asset Purchase Agreement dated as of October 1, 2000 (the "Asset Purchase Agreement"), under which Urologix will purchase the assets owned by the Sellers which are used or held for use in the research, development, manufacturing, marketing, assembly, sales, maintenance and service of products for the minimally invasive treatment of benign prostatic hyperplasia (BPH) or other urological disorders, including, without limitation, microwave thermotherapy products (the "Business"), other than the Excluded Assets. The Assets being transferred include, among other things, all patents, trademarks, trade secrets, know-how, product designs and designs specifications, drawings, bills of material and engineering documentation and other intellectual property used to manufacture the Prostatron Control Module and the Prostaprobe, and all product approvals, certificates and permits to allow the manufacture, sale and distribution of the Prostatron products. The Assets will be transferred to Urologix as of the Closing.

     Urologix and EDAP desire to enter into a Supply Agreement for EDAP to manufacture and supply the Prostatron Control Module to Urologix until such time as Urologix either begins manufacturing the product or a next generation product itself or qualifies another manufacturer to produce the products.

     Also, EDAP has agreed to provide manufacturing information and transition services and personnel to assist Urologix in understanding the manufacturing of the products.

     A portion of the consideration paid by Urologix to EDAP under the Asset Purchase Agreement is in consideration of EDAP's obligations under Section 8 of this Agreement. All capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Asset Purchase Agreement.

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the parties agree as follows:

                              SUPPLY OF PRODUCTS
                              ------------------

1.   Products.  The "Products" subject to this Agreement include, collectively,
     --------
     the Praktis model of EDAP's Prostatron Control Module (including all current operating software versions in use as of the date of this Agreement (the "Control Module"), and spare parts for the Classic, Maxis and Praktis models (the "Replacement Parts"), all as identified on Exhibit A.
                                                            ---------

2.   Supply and Purchase of Products.
     -------------------------------

     2.1  Supply.  EDAP will assemble, manufacture and supply to Urologix the
          ------
          Products which Urologix may order from time to time during the term of this Agreement at the prices and on such other terms and conditions as are set forth in this Agreement, and in accordance with quantity and shipment dates set forth in the firm purchase orders described in
          Section 4.1. Subject to Section 4.1 regarding forecasts, Urologix is not committed to purchase any Products except for the quantity specified in individual written purchase orders issued by Urologix from time-to-time. EDAP shall maintain its supply arrangements with vendors throughout the term of this Agreement to ensure that EDAP is capable of supplying the Products to Urologix as required by this Agreement.

     2.2  Specifications.  The specifications for materials, packaging,
          --------------
          components, labeling, finished product and manufacturing controls and other requirements (the "Specifications") for each of the Products will be provided by EDAP within fourteen days of the Closing (in the English language) and will be attached as Exhibit A to this Agreement.
                                                    ---------
          EDAP shall not make changes in the Specifications, testing methods, manufacturing processes, quality assurance procedures or equipment used to manufacture the Products, or its vendors, suppliers or materials, without Urologix's prior written consent. EDAP represents and warrants that all Control Modules sold to Urologix under this Agreement will contain the most recent version of all software revisions of the Prostatron operating software.

     2.3  Changes.  At any time during the course of this Agreement, Urologix
          -------
          reserves the right to make changes in the design, manufacture or packaging of the Products. Within sixty (60) days following written notice of such proposed changes, EDAP will provide Urologix with reasonable resultant price, schedule and/or delivery changes in the Products, if any. Should Urologix require immediate change in the design or manufacture of the Products, EDAP will use its reasonable efforts to immediately introduce such changes and the parties must thereafter negotiate a reasonable modification in price, delivery and scheduling terms. Any price changes will be based solely upon increases or decreases in materials, direct labor, and directly related overhead, if any.

     2.4  Inspection.  EDAP must, upon reasonable advance notice, provide
          ----------
          Urologix with prompt access to such information, records, production facilities, equipment and personnel of EDAP as may be reasonably requested by Urologix from time to time for purposes of monitoring EDAP's obligations under this Agreement (including, without limitation, the adequacy of the sources of EDAP's raw materials for producing the Products and EDAP's production and staffing plans). All such inspections are subject to the confidentiality provisions of
          Section 11.

     2.5  Product Quality.  In addition to the other warranties made in this
          ---------------
          Agreement, EDAP represents that the ratio of monthly unscheduled field service calls to base of installed units for Products sold under this Agreement will be equal to or less than [Confidential Treatment Requested]. If the service call rate exceeds the rates set forth in this paragraph during any three consecutive months throughout the term of this Agreement, EDAP shall provide to Urologix all manufacturing/quality engineering, trainer/operator and other assistance requested by Urologix to promptly identify and correct the issues. Such assistance shall be deemed to be Transition Services under Article 8 of this Agreement.

3.   Prices and Payment.
     ------------------

     3.1  Prices.
          ------

(a)                                The prices to be paid by Urologix to EDAP for
               the Products are as set forth on Exhibit B. Prices are in U.S.
                                                ---------
               dollars, Ex Works, Lyon, France (as defined by Incoterms) and include all charges, including without limitation, packaging, packing and all taxes, except sales, use, VAT and other such taxes imposed upon the sale or transfer of the Products. If Urologix is liable to pay these taxes, they must be specifically listed on EDAP's invoice.

          (b) If there is a reduction in the materials costs, the cost reduction will be passed on to Urologix, as reflected by an appropriate reduction to the prices listed on Exhibit B. EDAP
                                                             ---------
               will promptly provide Urologix documentation (such as purchase orders) reflecting cost reductions.

          (c)  Subject to Section 3.1(b), the prices on Exhibit B will be firm
                                                        ---------
               for the duration of this Agreement.

     3.2  Payment.  Urologix will pay EDAP for each shipment of Products within
          -------
          30 days of EDAP's shipping date for the Products involved, unless there is an unresolved dispute regarding EDAP's entitlement to such payment.

     3.3  Prepaid Purchases.  Upon execution of this Agreement, Urologix is
          -----------------
          paying French Subsidiary the sum of US$1,148,000, in cash to be applied toward future purchases of Products under this Agreement and Prostaprobes pursuant to the Transition and Technology Transfer Agreement between Urologix, EDAP, French Subsidiary and U.S. Subsidiary dated as of the date hereof. Accordingly, Urologix and French Subsidiary acknowledge that, under Section 6.9 of the Asset Purchase Agreement, French Subsidiary will provide, at no additional charge to Urologix, US$1,148,000 of Products and Prostaprobe microwave delivery systems, in any combination. Such Products and Prostaprobes will be provided to Urologix from time to time as ordered by Urologix. Individual Prostaprobes and Prostratron Praktis units will be valued at [Confidential Treatment Requested] (Praktis Prostaprobe), [Confidential Treatment Requested] (Classic/Maxis Prostaprobe) and [Confidential Treatment Requested] (Praktis Control Modules), respectively (ExWorks) and with warranty. French Subsidiary and Urologix will develop an appropriate invoice and billing procedure with respect to these units. No payments will be made by Urologix to EDAP for Products under this Agreement until the full amount of this prepayment has been used.

4.   Forecasts and Inventory.
     -----------------------

     4.1  Forecasts.  Urologix agrees to share with EDAP a nine (9) month
          ---------
          rolling forecast of Urologix's anticipated cumulative requirements for the Products during the term of this Agreement. Urologix agrees to update the forecast monthly and provide it to EDAP by the fifth business day of each month. The forecast will contain three levels of order commitment: Firm Releases, Scheduled Releases, and Forecasted Releases.

          (a)  Firm Releases.  The first ninety (90) days of the forecast are
               -------------
               fixed with respect to both quantity and delivery date, as mutually agreed upon by EDAP and Urologix in the firm release purchase order. EDAP is obligated to produce and deliver these items and Urologix is committed to purchase them as planned. Urologix may delay firm delivery dates if Urologix makes a request at least 20 days prior the delivery date in effect immediately prior to Urologix change request.

          (b)  Scheduled Releases.  The second ninety (90) days of the forecast
               ------------------
               are for the procurement of materials. EDAP is authorized to purchase materials needed to fill these requirements. Urologix commits to purchase all the non-cancelable or non-returnable materials and is responsible for any conversion costs applied to this category of requirement. Urologix will produce monthly forecasts that will roll another new month into the Scheduled Release window and which will be used to determine delivery dates. No material procurement or capacity scheduling will take place until Urologix has transmitted an appropriate purchase order or scheduled release to EDAP.

          (c)  Forecasted Releases.  Forecasted requirements beyond 180 days
               -------------------
               contain Urologix's current estimate of the demand for the product and are offered only for planning purposes. Urologix makes no commitment except that this is the best estimate at the time of the forecast.

     4.2  Inventory.  At all times during the term of this Agreement, EDAP must
          ---------
          maintain the finished goods inventory of the Products described on Exhibit C and a stock of qualified components and materials of
          ---------
          sufficient quantity to cover production of the firm releases and scheduled releases described in Section 4.1(a) and 4.1(b). In addition, EDAP must maintain, at all times during the term of this Agreement, an adequate inventory of Replacement Parts to promptly service the units in the field, as required by this Agreement.

     4.3  Terms.  All sales of Products by EDAP to Urologix are subject to the
          -----
          provisions of this Agreement and are not subject to the terms and conditions contained in any purchase order of Urologix or confirmation of EDAP, except insofar as a purchase order or confirmation establishes the quantity and shipment date for each order of Products involved.

5.   Shipment.
     --------

     5.1  Delivery.  EDAP will ship all Products under this Agreement, Ex Works,
          --------
          Lyon, France (as defined by Incoterms) on or before the date indicated on the purchase order. EDAP will package and ship the Products in accordance with the requirements set forth in the Specifications described on Exhibit A.
                       ---------

     5.2  Incoming Inspection.  As part of its final control procedure in Lyon,
          -------------------
          France, EDAP will conduct functional testing of all Products prior to or at delivery to the shipping point. Upon receipt by Urologix or its customer, Urologix field service personnel will conduct a short-form procedure for inspection. The form of procedure will be mutually agreed upon by EDAP and Urologix prior to the first shipment of Products under this Agreement. If, upon conclusion of the inspection, Urologix determines that any of the Products are defective in material or workmanship or otherwise not in conformity with the requirements of this Agreement, Urologix, in addition to any other rights as it may have by law, may repair the Products or return the Products for replacement at EDAP's expense. EDAP will be responsible for all shipping charges. Urologix may deduct from the current invoice of EDAP the cost of the rejected Product, which may include the invoice amount for the Product, handling charges, transportation charges, and any other ascertained reasonable costs incurred by Urologix.

     5.3  Delays.  If EDAP for any reason anticipates any difficulty in
          ------
          complying with the required shipment date or in meeting any other requirements of a purchase order, it must promptly notify Urologix in writing. If EDAP does not meet a scheduled shipment date, other than in the case of force majeure, Urologix may then, in addition to any other remedies and choices it may have by contract or law reduce, by 5%, the price paid to EDAP for any unit of Product which is delivered to the shipping point 15 to 29 days later than the scheduled shipment date for that unit and reduce, by 10%, the price of any unit of Product which is delivered to the shipping point 30 to 59 days later than its scheduled shipment date. If a Product is delivered to the shipping point 60 or more days after its scheduled shipment date, EDAP shall pay Urologix, as liquidated damages and not as a penalty, the sum of $15,000 (USD) for each unit which is late by 60 or more days.

6.   Warranties.
     ----------

     6.1  Limited Warranty.  EDAP warrants to Urologix that all Products and
          ----------------
          materials manufactured or supplied by EDAP will be new and unused and will conform and perform in accordance with to the Specifications and will be free of defects in materials and workmanship for a period of 12 months after, the later of the date of shipment to Urologix or the date of shipment to Urologix customer. In the event Urologix or a customer rejects a Product under Section 5.2, the warranty period for such particular Product shall be extended by the period of time the particular Product is in transit and held by EDAP or Urologix.

          EDAP further warrants that the Products will not be "adulterated" or "misbranded" at the time of manufacture within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended, and will be manufactured and assembled in compliance with all applicable federal, state, local and foreign laws, rules and regulations, including without limitation the FDA's Quality System Regulation, ISO9001 and EN46001, as they exist at the time of manufacture.

     6.2  Intellectual Property Rights.  EDAP warrants to Urologix that none of
          ----------------------------
          the features, components or configurations of the Products or any of the processes which it utilizes in the assembly, manufacturing or supply of the Products infringes, violates or breaches any U.S. or foreign patent or other intellectual property rights of any third party and shall not in the future violate any such rights of any third party. EDAP further warrants that it will maintain all applicable licenses and comply with applicable license requirements and other similar obligations relating to the manufacture and sale of Products to Urologix under this Agreement and will pay and be solely responsible for the payment of all applicable royalties or other fees under those agreements. EDAP will immediately notify Urologix if EDAP receives any notice of default or cancellation under any intellectual property rights licensed to EDAP which are utilized by EDAP in the assembly, manufacturing or supply of the Products and will immediately provide Urologix with a copy of any such notice.

     6.3  Warranty Procedures.  The warranty service program for the Products
          -------------------
          will be structured as follows:

          . Urologix will take service calls from customers and attempt to provide on-site repairs with EDAP's assistance.
          . Urologix will determine classification of all failed Products as follows: warranty repair, normal repair (outside of warranty), misuse or damage repair, or some combination thereof.
          . If Urologix is unable to repair the Product on-site with the assistance of EDAP, then within 3 days of notification from Urologix, EDAP will deliver a crate to the customer for the return of the failed unit and will deliver a loaner unit to the customer. EDAP will, at its own expense, establish and maintain an inventory of two functioning Praktis control modules. EDAP will bear the cost of freight to the location designated by EDAP for these warranty shipments, and will reimburse Urologix for field work labor, materials and out-of-pocket expenses incurred in providing warranty work. EDAP will pay Urologix for these services within thirty days of the day of the invoice issued by Urologix for these services.
          . Repair instructions from Urologix will accompany the failed Product, describing failure mode and any additional refurbishment services required (e.g. new case, new paint or labels). EDAP and Urologix will jointly develop a minimum set of standards for repair of the Products.
          . All warranty work will be completed within twenty days from receipt of Product by EDAP, unless otherwise approved in writing by an authorized representative of Urologix.
          . Within that period, EDAP will return all Products, at EDAP's expense, to the customer and retrieve the loaner unit. EDAP will provide Urologix and the customer with a description of work performed. All repaired Products will carry the remainder of the warranty as stated above in Section 6.1.

     EDAP and Urologix will jointly develop this Warranty Service program in detail and negotiate a service program for nonwarranty work. These programs will be documented and become approved processes/procedures.

7.   Regulatory Compliance.
     ---------------------

     7.1  Registration. EDAP represents and warrants that the Products have been
          ------------
          properly listed with the FDA and other governments requiring a similar listing, and that the Products have all necessary and current marketing approvals and clearances by all governments requiring such approvals in the jurisdictions where the Products are currently being marketed. EDAP further represents and warrants that all management, facilities, personnel, manufacturing, quality and other systems of EDAP, French Subsidiary and U.S. Subsidiary regulated by the FDA and other similar regulatory agencies, either state, local, or foreign, are in compliance with and regulatory requirements (e.g., the FDA's Quality System Regulation, ISO 9001 and EN 46001) related to the Products, and all facilities of EDAP, French Subsidiary and U.S. Subsidiary have all necessary permits and registrations for operation as a medical device facility. EDAP must maintain all such registrations and certifications in effect and maintain compliance with these regulations at all times during the term of this Agreement. Any changes in design, manufacturing or quality assurance procedures must be filed with the appropriate agencies in a timely manner.

     7.2  Product Reports.  EDAP must immediately provide Urologix with a copy
          ---------------
          of all medical device reports pertaining to the Products which are issued under the Federal Food, Drug and Cosmetic Act, as amended, and other applicable regulations of state, local and foreign governmental agencies. EDAP agrees that during the term of this Agreement and for a minimum of seven (7) years thereafter, EDAP will maintain tracing records for all Products and all critical components thereof, that are manufactured and sold under this Agreement in order to permit compliance with all applicable FDA laws and regulations and other applicable material laws and regulations then in effect. EDAP agrees to grant Urologix access to such records in the event of a recall or proposed recall of any of the Products. EDAP will furnish Urologix with copies of all device history records and any FDA Form 483 and Establishment Inspection Reports, follow-up warning letters, closeout reports or other reports or FDA communications relating specifically to the manufacture of the Products or any facility where the Products are manufactured, promptly upon receipt by EDAP.

     7.3  Complaints.  If either party receives any complaint regarding the
          ----------
          Products which is reportable to the FDA or similar state, local or foreign governmental agency, it must immediately provide the other with written notice of that complaint. With regard to any regulatory reporting requirements, the parties will cooperate and otherwise conduct themselves in manner so as to comply with those regulations.

     7.4  FDA Inspection.  EDAP must advise Urologix immediately if EDAP
          --------------
          receives notification that an authorized agent of the FDA or other governmental agency intends to visit EDAP's manufacturing facility, if that visit is related directly to the Products. EDAP will allow Urologix to assist in the preparation for and participating in any FDA audits related specifically to Urologix or the Products.

     7.5  Product Recalls.  In the event (i) any government authority issues a
          ---------------
          request, directive or order that any Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Urologix reasonably determines, after consultation with EDAP, that any Product should be recalled because the Product does not conform to Specifications or for any reason, the parties will take all appropriate corrective actions reasonably directed by Urologix or by any government agency. In the event that any such recall results from the breach of EDAP's warranties or obligations under this Agreement, or EDAP is otherwise responsible for the recall, EDAP will pay that portion of the expenses of the recall which is proportionate to the extent to which such breach or other action by EDAP are responsible for that recall. Urologix will conduct the recall process. Urologix and EDAP will fully cooperate with the other party to assist in the recall process as reasonably necessary to complete the process.

     7.6  Contacts.  Each party must designate an individual within its
          --------
          organization to be the primary contact regarding regulatory issues and notify the other party of the identity of that individual.

       MANUFACTURING INFORMATION AND TRANSITION SERVICES
       -------------------------------------------------

8.   Services to Be Provided.
     -----------------------

     8.1  Documentation.  Within fourteen days after the Closing of the Asset
          -------------
          Purchase Agreement, EDAP will deliver to Urologix copies of all Manufacturing Information, written in English, for each of the Products, except as provided in Section 8.1(g). "Manufacturing Information" includes, but is not limited to:

          (a) Specifications for each of the Products, including identification of parts and components and a full drawing package;

          (b) Manufacturing assembly instructions, including any revisions or updates;

          (c)  Quality system documentation;

          (d)  Design control documentation;

          (e) Manufacturing equipment and tooling specifications and drawings, including a list identifying all manufacturing equipment and tooling and the location of such equipment;

          (f)  Engineering change notice history;

          (g) All Product regulatory filings, device master records, device history records, complaint files and any other records which EDAP must maintain for FDA or other regulatory purposes. Any device history records, complaint files or other FDA or regulatory files that are not currently written in English as of the date of this Agreement will be translated into English by EDAP and delivered to Urologix within sixty (60) days of the execution of this Agreement.

          (h) Name, address and telephone number of contact person at each of EDAP's vendors and suppliers of raw materials, supplies and assembly services, and copies of contracts, identification of long-term and large quantity purchasing agreements and escalation clauses and any unique arrangements with such vendors (such as just-in-time delivery methods or production planning and coordination), a summary of maximum obligations and the terms under each of those arrangements, current price lists and historical pricing information, outstanding purchase orders, and quality and performance reports (including identification of suppliers who fail to meet delivery schedules), and identification of any potential availability issues in the future.

          (i) Identification of qualified alternate suppliers and alternative materials which could be used for the Products;

          (j)  Bill of Materials for each of the Products.

     EDAP shall promptly update and supplement the Manufacturing Information provided to Urologix if and to the extent changes occur during the term of this Agreement.

     8.2.  Transition Services.  From time to time during the first nine months
           -------------------
          of the term of this Agreement, Urologix may request EDAP to provide manufacturing/quality engineering and trainer/operator personnel and resources services to assist Urologix in understanding the manufacturing and operation of the Products (the "Transition Services"). EDAP agrees to provide the Transition Services to Urologix as requested from time to time during the term of this Agreement by Urologix. With the assistance of EDAP, Urologix will produce a transition plan, which will be attached as Exhibit D, outlining milestones and deadlines for the transition. During and after the term of this Agreement, EDAP shall disclose to Urologix, in a form reasonably satisfactory to Urologix, all of the ideas, innovations, inventions, creations, processes, techniques, works of authorship and innovations that are (i) developed, created or discovered in providing such services to Urologix, or (ii) incorporated, embodied or disclosed in work product created or produced by EDAP in providing such services (collectively

          "Contracted Developments"). EDAP hereby assigns to Urologix the Contracted Developments. If requested by Urologix, EDAP will assist Urologix, or its designee, at Urologix's expense, in every proper way to secure Urologix's rights in all of those inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries. This assistance includes, without limitation, the disclosure to Urologix of all pertinent information and data, and the execution by EDAP of all applications, specifications, oaths, assignments, and all other instruments which Urologix deems necessary in order to apply for and obtain such rights, and in order to assign and convey to Urologix, its successors, assigns and nominees, the sole and exclusive right, title and interest in and to all such inventions and any copyrights, patents, or other intellectual property rights relating thereto. EDAP's obligation to execute or cause to be executed, when it is EDAP's power to do so, any such instrument or papers will continue after the termination of this Agreement. In addition, EDAP shall treat all Contracted Developments as confidential information of Urologix, without regard to whether such Contracted Developments were marked, labeled or identified as confidential information at the time of its first disclosure to Urologix.

     8.3  Representatives.
          ---------------

          (a)  EDAP has designated the individual(s) set forth on Exhibit E as
                                                                  ---------
               its representative(s) for the Transition Services (the "EDAP Representatives") who have the authority to act on EDAP's behalf in connection with the performance of such Transition Services for which they are the named EDAP Representative, and who shall serve as the primary contact for communications between Urologix and EDAP concerning the performance of such Transition Services. EDAP will ensure the continued, prompt availability of the EDAP Representatives throughout the term of this Agreement.

          (b)  Urologix has designated the individual(s) set forth on Exhibit E
                                                                      ---------
               as its representative(s) for the Transition Services who have the authority to act on Urologix' behalf in connection with the Transition Services, and who shall serve as the primary contact for communications between EDAP and Urologix concerning the performance of the Transition Services.

     8.4  Efforts.  Unless otherwise agreed in writing by the parties, EDAP
          -------
          shall use commercially reasonable efforts in an efficient and cooperative manner to perform all Transition Services to be performed under this Agreement. EDAP and Urologix agree to cooperate, to provide such information, and to takes such actions as may be reasonably required to assist each other in accomplishing the Transition Services.

     8.5  Compensation.  EDAP acknowledges that compensation for the Transition
          ------------

          Services is included in the purchase price described in the Asset Purchase Agreement and no additional compensation will be due under this Agreement, other than for the payment of Products purchased by Urologix. For this reason, EDAP's obligations under this Agreement are irrevocable and may not be terminated or withheld for any reason whatsoever.

                                    GENERAL
                                    -------

9.   Breach of Obligations.
     ---------------------

     9.1 EDAP's obligations under Article 8 of this Agreement are secured by the Escrow Agreement by and among Urologix, EDAP, French Subsidiary, U.S. Subsidiary, and U.S. Bank Trust, N.A. (the "Escrow Agent") dated October 1, 2000. Urologix shall be entitled to payment of claims out of the Escrow Funds pursuant to the Escrow Agreement for the failure of EDAP to provide the Manufacturing Information and the Transition Services described in Article 8 and Exhibit D. The payment of claims
                                              ---------
          to Urologix and the release of the Escrow Funds to EDAP will be governed by the terms of the Escrow Agreement and not this summary statement.

     9.2 In addition, EDAP and Urologix recognize that, because of regulatory requirements and Urologix' unfamiliarity with the manufacture of the Products, it is unlikely that Urologix could secure an alternate manufacturing source for the Products within a commercially reasonable period of time. Urologix will incur significant losses and expenses due to Urologix' inability to supply customers who have ordered Products or who might otherwise have ordered Products. In addition, Urologix will incur significant expenses and losses in seeking to preserve its relationship with its customers and potential customers and seeking another means for obtaining the Products. If, at any time during the term of this Agreement, any portion of three or more of the last eight shipments of Products to Urologix or its customers were delivered to the shipping point more than 30 days after the scheduled shipping date, Urologix may assume that the supply of Products by EDAP has become unreliable. Accordingly, if EDAP has failed to supply the number of Products described in this paragraph by the date indicated , then, within ten days of written demand for payment by Urologix, EDAP shall pay Urologix, as liquidated damages and not as a penalty, the sum of $2.0 million.

10.  Indemnification and Related Matters.
     -----------------------------------

     10.1  Urologix.  Urologix will indemnify, defend and hold harmless EDAP
           --------
           against any and all claims, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and all indirect, collateral, special, incidental or consequential losses, damages or expenses) asserted against or incurred by EDAP as a result of any injury, illness, death, property damage, or other loss or damage (collectively "EDAP Damage") resulting directly from the sale or use of Products manufactured by EDAP, or services provided by EDAP, for Urologix under this Agreement, but only to the proportional extent the EDAP Damage arises from any cause other than (A) the negligence, fault, or wrongful conduct of EDAP or (B) a breach of any obligation of EDAP under this Agreement, including without limitation, EDAP's warranty set forth in
           Section 6 and any failure to deliver Products or services on a timely basis.

     10.2  EDAP.  EDAP shall indemnify, defend and hold harmless Urologix, from
           ----
           any and all claims, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and all indirect, collateral, special, incidental or consequential losses, damages or expenses) asserted against or incurred by Urologix as a result of any injury, illness, death, property damage, or other loss or damage (collectively "Urologix Damage") resulting directly from the sale or use of Products manufactured by EDAP, or services provided by EDAP, for Urologix under this Agreement, but only to the proportional extent the Urologix Damage arises from (a) the negligence, fault or wrongful conduct of EDAP, or (b) a breach of any obligation of EDAP under this Agreement, including without limitation, EDAP's warranty set forth in
           Section 6 and any failure to deliver Products or services on a timely basis.

     10.3  Settlement.  Neither the party against whom indemnification is sought
           ----------
           (the "Indemnitor") nor the party who seeks indemnification (the "Indemnitee") may settle or compromise any claim, suit, action or proceeding without the consent of the opposite party (which consent must not be unreasonably withheld) and unless the terms of the settlement or compromise release the opposite party from any and all liability with respect to that claim and do not impose upon the opposite party any obligation involving its business operations or assets which is to be satisfied other than by the payment of money.

     10.4  Product Liability Insurance. EDAP must maintain at its own cost the
           ---------------------------
           following insurance, naming Urologix as an Additional Insured on each such policy:

           A) During the entire period that EDAP is a manufacturer/supplier to Urologix of the Products described in this Agreement and the Products described in that certain Transition and Technology Transfer Agreement dated the date hereof between EDAP and Urologix (the "Transition Agreement"):

1)                                     Primary Product Liability Insurance, with
                 the following features:

b)                                                Limits: $2,000,000 Each
                       Occurrence / $2,000,000 Aggregate

c)                                                Retroactive Date: March 4,
                       1987

d)                                                Deductible Per Claim not to
                       exceed $15,000

e)                                                Endorsement naming Urologix as
                       an Additional Insured for Product Liability. The endorsement will specify that coverage shall be primary with respect to Urologix.

f)                                                Policy Territory will apply to
                       claims brought anywhere in the world and will provide defense of such claims anywhere in the world; and

2)                                     Umbrella Liability Insurance, with the
                 following features:

c)                                                Limits: $8,000,000 Each
                       Occurrence / $8,000,000 Aggregate

d)                                                Retroactive Date: March 4,
                       1987

e)                                                Additional Insured status in
                       favor of Urologix following the form of the primary insurance.

f)                                                Policy Territory will follow
                       the form of the primary policy; and

3)                                     Contractual Liability Insurance that will
                 apply to the indemnity clauses contained in the Asset Purchase Agreement with primary and excess limits totaling $10,000,000.

B)                     For a term of six years following the conclusion of the
               period that EDAP is a manufacturer/supplier to Urologix of the Products described in this Agreement and the Products described in the Transition Agreement:

1)                                     Discontinued Products Liability
                 Insurance, with the following features:

b)                                                Primary and excess limits in
                       combination totaling $10,000,000 Each Occurrence /

                       $10,000,000 Aggregate

c)                                                Retroactive Date: March 4,
                       1987

d)                                                Deductible Per Claim not to
                       exceed $15,000

e)                                                Endorsement naming Urologix as
                       an Additional Insured for Product Liability. The endorsement will specify that coverage shall be primary with respect to Urologix.


f)                                                Policy Territory will apply to
                       claims brought anywhere in the world and the policy will provide defense of such claims anywhere in the world.

g)                                                Policy shall be for a term of
                       six years with the premium paid in advance; and

2)                                     Contractual Liability that will apply to
                 the indemnity clauses containing in the Asset Purchase Agreement with primary and excess limits totaling $10,000,000.

          All coverages shall be written on policies issued in the United States by insurance companies licensed and regulated in the United States. The insurance carriers must carry minimum A.M. Best ratings of A (XV).

          On or prior to the date of this Agreement, EDAP will deliver a Certificate of Insurance for the policies required under paragraph A above. Within sixty days of such date, EDAP will provide Urologix with a complete copy of the Product Liability and Umbrella Liability policies described herein.

          At least sixty days prior to the termination of this Agreement, EDAP will supply to Urologix a Certificate of Insurance confirming the policies required under paragraph B above. EDAP will provide a complete copy of the policy(-ies) to Urologix prior to the termination of this Agreement.

               If, within 10 days of the date of this Agreement, the parties determine that the requirements of Section B will result in double coverage limitations, the parties and their respective agents will cooperate to amend Section B to provide coverage consistent with all of the requirements set forth in Section B.

     10.5  Notice of Claims.  The indemnities in this Section 10 are subject to
           ----------------
           the requirement that the Indemnitee promptly provide the Indemnitor with written notice of the claim for which indemnification is sought, and the Indemnitee must provide its reasonable cooperation, information and assistance in connection with that claim.

11.  Confidentiality.  EDAP acknowledges that, as of the Closing date of the
     ---------------
     Asset Purchase Agreement, any and all technical and other information concerning the Products will be owned by Urologix. Urologix deems such information to be confidential and proprietary. EDAP agrees to keep confidential and not disclose to any other person the confidential information of Urologix, unless required by law to do so. EDAP will not use any such information for any purpose other than performing its obligations under this Agreement. EDAP agrees to use not less than the degree of care used to prevent disclosure of its own proprietary information to prevent disclosure of information received under this Agreement. In no event, however, will less than a reasonable standard of care be used. Urologix acknowledges that EDAP deems any all information, records, production facilities equipment and personnel of EDAP pursuant to Section 2.4 that are not Assets acquired by Urologix under the terms of the Asset Purchase Agreement, to be confidential and proprietary. Urologix agrees to keep confidential and not disclose to any other person such confidential information of EDAP, unless required by law to do so. Urologix will not use any such information for any purpose other than in accordance with the terms of this Agreement. Urologix agrees to use not less than the degree of care used to prevent disclosure of its own proprietary information to prevent disclosure of information received under this Agreement. In no event, however, will less than a reasonable standard of care be used.

12.  Intellectual Property and Tooling.
     ---------------------------------

     12.1  Specifications, Processes, Data and Other Rights Related to the
           ---------------------------------------------------------------
           Products.  As of the Closing, the Specifications, and all
           --------
           processes, data, regulatory approvals and any and all other intellectual property rights relating to the Products and their manufacture are the exclusive property of Urologix, and Urologix retains all right, title and interest, including copyright, relating to such material. Urologix hereby grants to EDAP a non-exclusive license to use the Urologix intellectual property solely and exclusively for the purpose of EDAP performing its obligations under this Agreement, and no other license to, or right in, any of the Urologix's intellectual property rights is granted to EDAP under this Agreement.

     12.2  Manufacturing Equipment, Tooling and Fixtures.  EDAP will use its own
           ---------------------------------------------
           manufacturing equipment, tooling, fixtures and related equipment that is required to manufacture the Products.

13.  Term.
     ----

     13.1  Term.  The term of this Agreement commences as of the date of this
           ----
           Agreement and will continue for a period of three years. On that date, this Agreement will terminate unless otherwise extended upon the written agreement of both parties.

     13.2  Early Termination.  EDAP may terminate this Agreement on or after the
           -----------------
           date which is twenty-four months after the date of this Agreement, if EDAP provides six months prior written notice to Urologix, and EDAP either:

          (a) pays to Urologix, no later than the date of termination, as liquidated damages and not as a penalty, the sum of $2.0 million
               (USD) to compensate Urologix for the significant expenses and losses that Urologix will incur in obtaining another means for supplying the Products to its customers; or

          (2) prior to the date of termination, EDAP qualifies an alternate manufacturer and key suppliers in North America, to manufacture and supply the Products to Urologix on terms no less favorable to Urologix than those provided in this Agreement. EDAP shall conduct the transfer and appropriate qualification in strict accordance with a transfer plan that is acceptable to Urologix in its sole discretion, and EDAP will bear all expenses of such transfer and qualification of the alternate manufacturer, including time and labor for services provided by Urologix, as well as out-of-pocket expenses incurred by Urologix in the manufacturing transfer.

               In connection with such a transfer, EDAP, at its own expense, shall provide to Urologix the manufacturing/quality engineering and trainer/operator personnel and resources requested by Urologix to assist in the transfer of manufacturing of the Products to the other facility and the appropriate qualification of the new facility for the Products (the "Transition Services"). The Transition Services will include providing manufacturing and quality engineering services to Urologix, consulting with and training Urologix personnel and representatives about processes, providing access to and interpretation of documentation and processes, communication and assistance with suppliers and regulators, and any other service reasonably requested by Urologix which relates to the transfer of manufacturing of the Products.

14.  Rights Upon Expiration of Agreement. If, upon expiration of this Agreement,
     -----------------------------------
     there are Products scheduled for delivery under Section 4.1(a), and costs incurred by EDAP for non-cancellable and non-returnable materials ordered under Section 4.1(b), EDAP shall provide Urologix with copies of EDAP's purchase orders or other applicable evidence of EDAP's obligation to purchase such materials. Urologix shall make payment to EDAP for these items within thirty (30) days after Urologix's receipt of EDAP's invoice; provided that, Urologix shall remit payment for Products manufactured and scheduled for delivery as provided in Section 4.1(a) at the times, and in the manner provided in this Agreement with respect to all deliveries of Products. EDAP shall promptly deliver to Urologix all unused material for which Urologix is charged, or take such other measures as Urologix shall reasonably request to dispose of such material.

15.  Force Majeure.  Notwithstanding anything to the contrary in this Agreement,
     -------------
     neither
     party is liable to the other under this Agreement on account of any loss, damage or delay occasioned or caused by delay in performance or nonperformance of any obligation under this Agreement due to strikes or lockouts, fire, insurrection, war (whether declared or not), acts of God, embargoes, act or order of any court, government or governmental authority (but excluding any withdrawal or suspension of approval by a governmental authority pertaining to the manufacturing of any Product). If either party is affected by a force majeure event, that party must, within ten days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party must use reasonable efforts to remedy its inability to perform.

16.  Miscellaneous.
     -------------

     16.1 Language.  This Agreement may be translated into any language, but it
          --------
          shall be construed and interpreted in English. All reports, notices and other documentation required to be submitted by EDAP to Urologix under this Agreement shall be in English.

     16.2 Severability.  In the event a court or administrative body of
          ------------
          competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable, in any respect, then unless otherwise agreed, this Agreement will continue in full force and effect except for that provision which is be deemed to be excised from this Agreement.

     16.3 Amendment.  No amendment or modification of this Agreement is binding
          ---------
          unless it is in writing and signed by all of the parties.

     16.4 Governing Law; Disputes.
          -----------------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles of any jurisdiction.

          (b) Any dispute between Urologix and EDAP arising out of or in connection with this Agreement (or any agreements or documents delivered by the parties hereto pursuant to the terms of this Agreement) or any alleged breach hereof may, at the option of either Urologix or EDAP, be submitted for discussion and possible resolution by senior officers of Urologix and EDAP, as designated by their respective chief executive officers.

          (c) All disputes arising, relating to or arising in connection with this Agreement, including those pertaining to the validity, interpretation, construction or breach hereof or of any legal obligation owed or claimed to be owed by any party hereto to any other party hereto or its Affiliates, that is not otherwise amicably settled between the parties shall exclusively be resolved by arbitration between Urologix and EDAP pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), with the arbitration to be conducted in the English language and taking place in New York, New York.

          (d) The arbitral tribunal shall be composed of three arbitrators appointed in accordance with the Rules. The Chairman of the arbitral tribunal shall be nominated by the two arbitrators nominated respectively by Urologix and EDAP, and if they fail to agree upon such Chairman within 30 days after the second arbitrator has been appointed, such Chairman shall be appointed by the American Arbitration Association. No arbitrator shall be or have been a present or past employee, officer, director, legal counsel, consultant or agent of either party or its Affiliates. All arbitrators shall be of legal education, unless the parties agree otherwise at the time. Unless prohibited or restricted by applicable law, each party agrees to provide to the arbitrators and the other party, subject to a strict confidentiality agreement, such documents, other evidence, witness testimony as may reasonably be requested by the other party and as are relevant to the issues being arbitrated. The arbitrators may restrict or terminate discovery requests which they conclude are unreasonable, unduly burdensome or not relevant to the issues being arbitrated. Such discovery shall occur during a reasonable time period. The arbitrators shall not have the power to act as "amiable compositeurs" with respect to any dispute submitted to such arbitration, but rather shall make their decision based on their understanding and interpretation of the applicable law and facts. The fees and disbursements of the arbitrators shall be allocated between the disputing party and the other party to the dispute in the same proportion that the disputed items so submitted to the arbitrators that are unsuccessfully disputed by each (as finally determined by the arbitrators) bears to the total amount of all disputed items so submitted. Notwithstanding any provision of this Agreement to the contrary, (i) any party shall be entitled to seek a judicial order for interim relief to the extent necessary to safeguard the property that is the subject matter of an arbitration proceeding hereunder, and (ii) judgment upon the award rendered in any arbitration proceeding hereunder may be entered in any court having jurisdiction or application may be made to such court in a judicial acceptance of the award and an order by enforcement, as the case may be. The parties hereto agree that the arbitrators appointed pursuant to this Section 15.4 shall have the power to grant equitable relief, including temporary and permanent injunctive relief and specific performance.

          (e) Al of the parties to this Agreement acknowledge that the consent to jurisdiction contained in Section 9.8(e) of the Asset Purchase Agreement will apply to disputes under this Agreement.

     16.6  U.N. Convention Excluded. The U.N. Convention on Contracts for the
           ------------------------
           International Sale of Goods shall not apply to this Agreement.

     16.7  Entire Agreement. This Agreement represents the entire agreement
           ----------------
           between the parties relating to the matters described in this Agreement and supersedes all prior discussions, negotiations, understandings and agreements relating to these matters; there are no oral promises, representations or warranties.

     16.8  Waiver of Breach. The waiver or failure of either party to enforce
           ----------------
           the terms of this Agreement in one instance does not constitute a waiver of that party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement will be binding unless it is in writing.

     16.9  Survival.  Sections 7, 9, 10, 11, 13 and 14 and all terms and
           --------
           provisions of this Agreement intended to be observed and performed after the expiration of this Agreement, will survive such expiration and continue, thereafter, in full force and effect, including without limitation, the provisions relating to confidentiality, product warranties and product liability.

     16.10 Assignment. EDAP may not assign, by operation of law or otherwise,
           ----------
           its obligations under this Agreement without the prior written consent of Urologix. This Agreement will inure to the benefit of, be binding upon, and be enforceable against the parties and their permitted successors and assigns.

     16.11 Independent Contractor.  All Transition Services performed by EDAP
           ----------------------
           under this Agreement shall be performed by EDAP as an independent contractor, and employees of EDAP or any other entities providing Services shall at all times be under EDAP's sole discretion and control. Neither EDAP nor any other person or entity performing any Transition Services hereunder for EDAP shall be deemed for any purpose to be the agent, servant, employee, or representative of Urologix in the performance of this Agreement. Nothing in this Agreement shall be construed to mean that either EDAP or Urologix is a partner or a joint venturer with the other party. The relationship of EDAP and Urologix under this Agreement, and with respect to the Transition Services, shall be that of an independent contractor. EDAP shall be responsible for and shall withhold or pay, or both, as may be required by law, all taxes pertaining to the employment of its personnel and/or performance by it of the Transition Services. EDAP also assumes full responsibility for the payment of all payroll burdens, fringe benefits and payroll taxes, whether federal, state, municipal or otherwise, as to its employees, servants or agents engaged in the performance of any Services.

     16.12 Notices.  All notices, requests and other communications to any
           -------
           party hereunder shall be in writing, will be effective upon receipt, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile transmission, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16.12):


           If to EDAP,
           French Subsidiary or
           U.S. Subsidiary, to:  EDAP TMS S.A.
                                 4-6 rue du Dauphine
                                 69120 Vaulx-en-Velin
                                 France
                                 Attention: Chief Executive Officer

           with a copy to:       Cleary, Gottlieb, Steen & Hamilton
                                 City Place House
                                 55 Basinghall Street
                                 London EC2V 5EH, England
                                 Attention: Pierre-Marie Boury

           If to Urologix to:    Urologix, Inc.
                                 14405 21st Avenue North
                                 Minneapolis, MN  55447
                                 Attention: Chief Executive Officer

           with a copy to:       Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                                 80 South 8TH Street
                                 Minneapolis, MN 55402
                                 Attention: Ronald G. Vantine

     16.13 Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, all of which taken together will constitute one and the same instrument.

     16.14 Cooperation. Each party hereto shall cooperate, shall take further
           -----------
action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

     16.15 Joint Obligations. The parties to this Agreement intend that French
           -----------------
Subsidiary will be responsible for the primary obligations of EDAP under this Agreement, but each of

EDAP, French Subsidiary and U.S. Subsidiary shall be jointly and severally liable for the obligations of EDAP under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    UROLOGIX, INC.

                                    ______
                                    By: Michael M. Selzer, Jr.
                                    Its: Chief Executive Officer

                                    EDAP TMS S.A.

                                    ______
                                    By: Eric Simon
                                    Its: Chief Executive Officer

                                    TECHNOMED MEDICAL SYSTEMS,
S.A.
                                    ______
                                    By: Eric Simon
                                    Its: Chief Executive Officer

                                    EDAP TECHNOMED INC.

                                    ______
                                    By: Antoine Tetard
                                    Its: President